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						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					  (Amendment No. 3)

						HEI, Inc.
					  (Name of Issuer)

Common Stock
				(Title of Class of Securities)

404160103
						(CUSIP Number)

May 20, 2002
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/_X_/	Rule 13d-2(a)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
SEC 1745 (3-98)			Page 1 of 9

CUSIP No. 404160103				13D				Page 2 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management Co. LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	SOURCE OF FUNDS			WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,443,300-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,443,300-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,443,300-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	24.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	OO, HC
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 3 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Investment Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4 SOURCE OF FUNDS		WC

----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	California
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-1,443,300-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-1,443,300-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-1,443,300-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	24.1%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IA, PN
----------------------------------------------------------------

CUSIP No. 404160103				13D				Page 4 of 9

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	RS Diversified Growth Fund
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
	(a)/  /
	(b)/  /
----------------------------------------------------------------
3 SEC USE ONLY
----------------------------------------------------------------
4	SOURCE OF FUNDS		WC
----------------------------------------------------------------
5	CITIZENSHIP OR PLACE OF ORGANIZATION

	Massachusetts
----------------------------------------------------------------
	  NUMBER OF		6	SOLE VOTING POWER
	   SHARES			-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY		7	SHARED VOTING POWER
	    EACH			-832,400-
	 REPORTING		---------------------------------------
	   PERSON		8	SOLE DISPOSITIVE POWER
	    WITH			-0-
					---------------------------------------
				9	SHARED DISPOSITIVE POWER
					-832,400-
----------------------------------------------------------------
10	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-832,400-
----------------------------------------------------------------
11	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
Instructions)

----------------------------------------------------------------
12	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	13.9%
----------------------------------------------------------------
13	TYPE OF REPORTING PERSON (See Instructions)
	IV
----------------------------------------------------------------

CUSIP No. 404160103				13D			Page 5 of 9

ITEM 1.

This Schedule 13D is filed with respect to the Common Stock of HEI, Inc.

ITEM 2.

This Schedule 13D is filed on behalf of the following:

I. (a)RS Investment Management Co. LLC is a Delaware Limited Liability
Company.
(b) 388 Market Street, San Francisco, CA  94111
(c) holding company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

II. (a)RS Investment Management, L.P. is a California Limited Partnership.
(b) 388 Market Street, San Francisco, CA  94111
(c) registered investment adviser
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

III. (a)RS Diversified Growth Fund is a series of a Massachusetts
Business Trust.
(b) 388 Market Street, San Francisco, CA  94111
(c) investment company
(d) no convictions in criminal proceedings
(e) no civil or administrative proceedings

CUSIP No. 404160103				13D			Page 6 of 9

ITEM 3
The securities with respect to which this Schedule 13D is filed were purchased by Funds managed by RSIM, L.P. and RS Growth Group LLC using working capital contributed by the Funds' respective partners and shareholders.

ITEM 4
This schedule is being filed based on a change in the ownership position of Funds managed by RSIM, L.P. and RS Growth Group LLC due to acquisitions. All shares are held for investment purposes only. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5
The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

RS Investment Mgmt Co. LLC		1,443,300	24.1%
RS Investment Mgmt, L.P.		1,443,300	24.1%
RS Diversified Growth Fund		  832,400	13.9%

All percentages in this table are based, pursuant to 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 5,985,710 shares of Common Stock of the Issuer outstanding as of April 15, 2002.

RS Investment Mgmt Co. LLC is a Delaware Limited Liability
Company that is deemed to have shared dispositive power over 1,443,300 shares of the Issuer.

RS Investment Mgmt, L.P. is a California Limited Partnership that is deemed to have shared dispositive power over 1,443,300 shares of the Issuer.

RS Diversified Growth Fund is an investment company that is part of a Massachusetts Business Trust with shared dispositive power over 832,400 shares of the Issuer.

CUSIP No. 404160103				13D			Page 7 of 9

The following is a list of transactions by the filing parties in the last 60 days:

ACCT		      DATE        SHARES      NET TRADE    TYPE

Sub-advised acct   03/20/2002     20000      110000    open mkt purch
Sub-advised acct   03/20/2002      1100        6050    open mkt purch
Sub-advised acct   03/20/2002      8400       46200    open mkt purch
DGF                03/20/2002     60500      332750    open mkt purch
Smaller Co Growth  03/20/2002      4300       24725    open mkt sale
Smaller Co Growth  03/20/2002    100000      549992    open mkt sale
Sub-advised acct   03/20/2002     10000       55000    open mkt purch
Sub-advised acct   03/21/2002       200        1188    open mkt purch
Sub-advised acct   03/21/2002       200        1188    open mkt purch
DGF                03/21/2002      2100       12474    open mkt purch
Sub-advised acct   03/22/2002       100         601    open mkt purch
Sub-advised acct   03/22/2002       100         601    open mkt purch
DGF                03/22/2002       800        4812    open mkt purch
Sub-advised acct   03/25/2002       200        1205    open mkt purch
Sub-advised acct   03/25/2002       200        1205    open mkt purch
DGF                03/25/2002      1600        9640    open mkt purch
DGF                03/26/2002       200        1205    open mkt purch
Sub-advised acct   04/08/2002       200        1324    open mkt purch
DGF                04/08/2002       300        1985    open mkt purch
RS acct            04/08/2002       100         662    open mkt purch
Sub-advised acct   04/09/2002      1700       11679    open mkt purch
DGF                04/09/2002      2400       16488    open mkt purch
RS acct            04/09/2002      1100        7557    open mkt purch
Sub-advised acct   04/10/2002       300        2099    open mkt purch
DGF                04/10/2002       100         700    open mkt purch
RS acct            04/10/2002       600        4198    open mkt purch
RS acct            04/10/2002       400        2798    open mkt purch
RS acct            04/10/2002       100         700    open mkt purch
Sub-advised acct   04/11/2002       700        5003    open mkt purch
Sep acct           04/11/2002       100         715    open mkt purch
DGF                04/11/2002       300        2144    open mkt purch
RS acct            04/11/2002       800        5718    open mkt purch
RS acct            04/11/2002       750        5360    open mkt purch
RS acct            04/11/2002       300        2144    open mkt purch
Sub-advised acct   04/12/2002       400        3167    open mkt purch
DGF                04/12/2002       100         792    open mkt purch
RS acct            04/12/2002       400        3167    open mkt purch
RS acct            04/12/2002       600        4751    open mkt purch
RS acct            04/12/2002       100         792    open mkt purch
Sub-advised acct   04/26/2002       600        4708    open mkt purch
Sub-advised acct   04/26/2002       100         785    open mkt purch
Sep acct           04/26/2002       100         785    open mkt purch
DGF                04/26/2002       200        1569    open mkt purch
RS acct            04/26/2002       700        5493    open mkt purch
RS acct            04/26/2002       600        4708    open mkt purch
RS acct            04/26/2002       200        1569    open mkt purch
Sub-advised acct   04/29/2002       200        1581    open mkt purch
DGF                04/29/2002       200        1581    open mkt purch
RS acct            04/29/2002       300        2372    open mkt purch
RS acct            04/29/2002       300        2372    open mkt purch
RS acct            04/29/2002       100         791    open mkt purch
Sub-advised acct   04/30/2002      1100        8937    open mkt purch
Sub-advised acct   04/30/2002       100         812    open mkt purch
Sep acct           04/30/2002       100         812    open mkt purch
DGF                04/30/2002       400        3250    open mkt purch
RS acct            04/30/2002      1200        9750    open mkt purch
RS acct            04/30/2002      1200        9750    open mkt purch
RS acct            04/30/2002       400        3250    open mkt purch
Sub-advised acct   05/03/2002       600        4704    open mkt purch
DGF                05/03/2002      7300       57232    open mkt purch
DGF                05/03/2002       200        1605    open mkt purch
RS acct            05/03/2002      1200        9408    open mkt purch
RS acct            05/03/2002       900        7056    open mkt purch
Sub-advised acct   05/06/2002       100         793    open mkt purch
DGF                05/06/2002      1200        9521    open mkt purch
RS acct            05/06/2002       200        1587    open mkt purch
RS acct            05/06/2002       100         793    open mkt purch
Sub-advised acct   05/08/2002       800        6448    open mkt purch
DGF                05/08/2002      9150       73747    open mkt purch
RS acct            05/08/2002      1600       12896    open mkt purch
RS acct            05/08/2002      1150        9269    open mkt purch
DGF                05/09/2002      3500       27732    open mkt purch
RS acct            05/09/2002       900        7131    open mkt purch
RS acct            05/09/2002       100         792    open mkt purch
Sub-advised acct   05/14/2002       300        2418    open mkt purch
Sub-advised acct   05/14/2002       200        1612    open mkt purch
DGF                05/14/2002      3900       31434    open mkt purch
RS acct            05/14/2002       600        4836    open mkt purch
RS acct            05/14/2002       100         806    open mkt purch
Sub-advised acct   05/15/2002       300        2473    open mkt purch
Sub-advised acct   05/15/2002       200        1648    open mkt purch
DGF                05/15/2002      4700       38738    open mkt purch
RS acct            05/15/2002       700        5769    open mkt purch
RS acct            05/15/2002       100         824    open mkt purch
Sub-advised acct   05/16/2002       200        1571    open mkt purch
Sub-advised acct   05/16/2002       100         785    open mkt purch
DGF                05/16/2002      2550       20027    open mkt purch
RS acct            05/16/2002       400        3141    open mkt purch
RS acct            05/16/2002       100         785    open mkt purch
Sub-advised acct   05/17/2002       100         792    open mkt purch
DGF                05/17/2002      1200        9510    open mkt purch
RS acct            05/17/2002       200        1585    open mkt purch

CUSIP No. 404160103				13D			Page 8 of 9

ITEM 6
Please refer to Item 5.

ITEM 7
The following exhibits are filed herewith:

Exhibit A - Joint Filing Agreement

ITEM 8
						SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	May 21, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer

CUSIP No. 404160103				13D			Page 9 of 9

EXHIBIT A

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is accurate.

Dated:	May 21, 2002

RS INVESTMENT MANAGEMENT CO. LLC
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS INVESTMENT MANAGEMENT, L.P.
By:  /s/	G. Randall Hecht
		G. Randall Hecht
		Chief Executive Officer

RS DIVERSIFIED GROWTH FUND
By:	RS Investment Management, L.P.
	Investment Adviser
	By:	/s/	G. Randall Hecht
			G. Randall Hecht
			Chief Executive Officer